SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

News Corporation

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE FOLLOWING DISCLOSURE WAS INCLUDED IN ITEMS 5.02 AND ITEM 8.01 OF THE CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEWS CORPORATION ON OCTOBER 11, 2005:

On October 6, 2005, News Corporation (the “Company”) announced that Stanley S. Shuman resigned from the Company’s Board of Directors (the “Board”) effective as of the close of the Company’s 2005 Annual Meeting of Stockholders to be held on October 21, 2005. Mr. Shuman’s resignation is not due to any disagreement with the Company. Effective as of the date of his resignation, Mr. Shuman has agreed to serve as Director-Emeritus to the Board.

A complaint was filed in the Court of Chancery in the State of Delaware on October 7, 2005 by certain stockholders of the Company in connection with the Board’s decision to extend the expiration date of the Company’s Stockholder Rights Plan. The Company believes that the complaint is without merit and intends to vigorously defend against the claims brought against it. The Court has denied the plaintiffs’ request for an expedited trial date and agreed to hear the Company’s motion to dismiss the complaint on November 10, 2005.